JACKSON MARKET LINK PROSM SUITE

New registered
index-linked
annuities

Jackson® brings you our first-ever registered index-linked annuity (RILA) contract[s], [Jackson Market Link Pro] [and] [Jackson Market Link Pro Advisory] — available [October 11, 2021].

HERE’S WHAT YOU NEED TO KNOW:

• Single premium	• Offers both Floor (-10%, -20%) and Buffer (10%, 20%) downside protection options on any index selection, ensuring investment freedom†
• No explicit fees or contract charges•	• A built-in Return of Premium Death Benefit, available at no additional cost, for issue ages 0-75 (contract value death benefit for issue ages 76-85)
[• No withdrawal charges on Market Link Pro Advisory]	• Multiple Index Account Option terms available, including 1- and 6-year options, as well as a 1-year Fixed Account
• Crediting methods include: Cap and Performance Trigger†
• Caps/Rates up to 999%‡
• Five index options that can be allocated in any combination, including the first Environment, Social, and Governance (ESG) index option available in a registered index-linked product

• For Jackson Market Link Pro, withdrawals made during the first six contract years will be subject to withdrawal charges. For Jackson Market Link Pro Advisory, withdrawals made during the first six contract years will be subject to a market value adjustment. An Interim Value calculation may apply.
† Not all crediting methods and/or protection options are available with all Index Account Option Terms. The floor protection option is not available in Ohio.
‡ Caps/Rates can range between 1%-999% and may represent extraordinary returns which may not be achieved by the underlying index over the selected term. A cap of 999% represents the maximum potential crediting available on the contract and is dependent on the performance of the underlying index selected.

CERTIFICATION PROCESS	JOIN ONE OF OUR LIVE PRODUCT-SPECIFIC TRAINING EVENTS
Product-specific training is required	[September 29, 2021] [12:00 p.m. ET/11:00 a.m. CT/ 10:00 a.m. MT/9:00 a.m. PT]
[September 29, 2001] [4:00 pm.m ET/3:00 p.m. CT/ 2:00 pm. MT/1:00 pm. PT]
Live training is limited to the first 3000 registrants. Be on the lookout for additional opportunities for live product-specific training events.
WANT MORE INFORMATION? Reach out to your Jackson representative.

[First Name] [Last Name] [Title] [Mobile Phone Number] [[FirstName.LastName]@jackson.com]

[First Name] [Last Name] [Title] [Mobile Phone Number] [[FirstName.LastName]@jackson.com]

[First Name] [Last Name] [Title] [Mobile Phone Number] [[FirstName.LastName]@jackson.com]

Registered index-linked annuities are long-term, tax-deferred investments designed for retirement. They are subject to investment risk, the value will fluctuate, and loss of principal is possible. Earnings are taxable as ordinary income when distributed. Individuals may be subject to a 10% additional tax for withdrawal before age 59½ unless an exception to the tax is met.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 877/565-2968 or emailing Customercare@jackson.com.

[Jackson Market Link Pro Red Herring Prospectus (333-249750)]

[Jackson Market Link Pro Advisory Red Herring Prospectus (333-249766)]

The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Before investing, investors should carefully consider the investment objectives and risks of the registered index-linked annuity. This and other important information is contained in the current contract prospectus. Please contact your Jackson representative to obtain the prospectus. Please read the prospectus carefully before investing or sending money.

Jackson, its distributors, and their respective representatives do not provide tax, account, or legal advice. Any tax statements contained herein were not intended or written to be used and cannot be used for the purpose of avoiding U.S. federal, state, or local tax penalties. Tax laws are complicated and subject to change. Tax results may depend on each taxpayer’s individual set of facts and circumstances. Clients should rely on their own independent advisors as to any tax, account, or legal statements made herein.

Guarantees are backed by the claims-paying ability of Jackson National Life Insurance Company. They are not backed by the broker/dealer from which this annuity contract is purchased, by the insurance agency from which this annuity contract is purchased or any affiliates of those entities, and none makes any representations or guarantees regarding the claims-paying ability of Jackson National Life Insurance Company.

Registered index-linked annuities (contract form numbers RILA280, RILA 280-CB1, RILA282, RILA282-CB1, RILA285, RILA285-FB1, RILA287, RILA287-FB1) are issued by Jackson National Life Insurance Company (Home Office: Lansing, Michigan) and are distributed by Jackson National Life Distributors, LLC, member FINRA. May not be available in all states and state variations may apply. These products have limitations and restrictions. Contact Jackson for more information.

Jackson® is the marketing name of Jackson Financial Inc. and Jackson National Life Insurance Company®.

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Jackson
300 Innovation Drive
Franklin, TN 37067
Phone: 800/565-8797

Not for use in Nebraska or Oregon.
Firm and state variations may apply.
For institutional use only. Not for public distribution or use with retail investors.

Not FDIC/NCUA insured • May lose value •Not bank/CU guaranteed Not a deposit • Not insured by any federal agency
JMR25644HTML 09/21